As filed with the Securities and Exchange Commission on January 26, 2006
Registration No. 333-92251

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ECLIPSYS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	65-0632092 (I.R.S. Employer Identification Number)
1750 Clint Moore Road
Boca Raton, Florida 33487
(561) 322-4321
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Brian W. Copple
General Counsel and Chief Legal Officer
1750 Clint Moore Road, Boca Raton, Florida 33487
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

     Approximate date of commencement of proposed sale to public: Completed
          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐ ____________
          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ____________
          If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
          If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

DEREGISTRATION OF SECURITIES
     On December 22, 1999, the Securities and Exchange Commission (the “SEC”) declared effective the registration statement on Form S-3 (File No. 333-92251) (the “Registration Statement”) filed by Eclipsys Corporation (the “Company”) with respect to the resale on a continuous or delayed basis of an aggregate of 7,577,285 shares of common stock, par value $0.01 per share, of the Company (the “Shares”).
     The Registration Statement was filed for the benefit of (i) the holders of Shares who were issued such Shares in connection with the Company’s acquisition of PowerCenter Systems, Inc., MSI Solutions, Inc. and MSI Integrated Services, Inc. (the “Acquisition Holders”) and (ii) certain other holders of Shares who elected to include their Shares in the Registration Statement pursuant to the Second Amended and Restated Registration Rights Agreement, as amended, by and among the Company and several of its stockholders (together with the Acquisition Holders, the “Holders”).
     The Company agreed with the Holders to keep the Registration Statement effective until the earlier of (i) such time as all of the Shares had been disposed of pursuant to and in accordance with the Registration Statement or (ii) June 17, 2001.
     In accordance with such agreement, and in accordance with the Company’s undertaking under Regulation S-K Item 512(a)(3), the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all Shares not sold by the Holders pursuant to the Registration Statement. Accordingly, the Company hereby requests that upon the effectiveness of this Post-Effective Amendment No. 1, such Shares be removed from registration.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida, on January 26, 2006.

ECLIPSYS CORPORATION
By:	/s/ Robert J. Colletti
Robert J. Colletti
Senior Vice President and Chief Financial Officer

SIGNATURES
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Andrew Eckert R. Andrew Eckert	President and Chief Executive Officer and Director (Principal executive officer)	January 26, 2006
/s/ Robert J. Colletti Robert J. Colletti	Senior Vice President and Chief Financial Officer (Principal financial and accounting officer)	January 26, 2006
* Eugene V. Fife	Chairman of the Board of Directors	January 26, 2006
Braden R. Kelly	Director
* Steven A. Denning	Director	January 26, 2006
* Jay B. Pieper	Director	January 26, 2006
Edward A. Kangas	Director
Dan L. Crippen	Director
*By: /s/ Robert J. Colletti Robert J. Colletti Attorney-in-fact